EX 99(g2)
                                                                    Exhibit (g2)
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INVESTORS
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BANK & TRUST

     Mr. Craig Giunta
     Julius Baer Investment Management
     330 Madison Avenue
     New York, N.Y. 10017

          Re: The Custodian Contract (as amended, the "Custodian Contract") between Investors Bank & Trust Company ("Custodian") and Julius Baer Investment Funds (the Client")

     Dear Craig:

          As you know, Rule 17f-4 under the Investment Company Act of 1940 ("Rule 17f-4") has been amended, and such amendments will become effective on March 28, 2003. In order for you to be in compliance with amended Rule 17f-4, we agree to the terms and conditions below effective March 28, 2003.

          In addition to any other duties of the Custodian set forth in the Custodian Contract, the Custodian agrees that, in connection with placing and maintaining financial assets, corresponding to the Trust's security entitlements, with a securities depository or intermediary custodian:

          1. The Custodian will, at a minimum, exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain such financial assets;

          2. The Custodian shall provide, promptly upon request by the Client, such reports as are generally made available to its clients concerning the internal accounting controls and financial strength of the Custodian; and

          3. The Custodian shall use its best efforts to require any intermediary custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the security entitlements of its entitlement holders.

          Except as set forth in the preceding paragraphs, the terms and provisions of the Custodian Contract shall remain in full force and effect. Please note that this letter shall be governed by and construed in accordance with the laws of the same jurisdiction named in the Custodian Contract, if any. Terms not defined herein have the meanings set forth in Rule 17f-4.

                                        Very truly yours,

                                        INVESTORS BANK & TRUST COMPANY


                                        BY: /S/ ANDREW M. NESVET
                                           -----------------------------
                                           Name: Andrew M. Nesvet
                                           Title: Managing Director

     CC: Michael Quain


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